EXHIBIT 4.2

Dated 04 February 2014

Kitov Pharmaceutical Limited

AND

Java Clinical Research Limited

Master Research Services Agreement

Strictly Confidential

THIS MASTER SERVICES AGREEMENT (this “AGREEMENT”)

BETWEEN:

(1)	Kitov Pharmaceuticals Limited (“Kitov”) a Company incorporated in Israel and whose principal place of business and resgistered address is at, 11 Bet Hadfus Street Jerusalem 95483, Israel.
(2)	JAVA CLINICAL RESEARCH LIMITED, a company incorporated in Ireland, registered number 311398, with registered office address 2 Grand Canal Square, Dublin 2, Fitzwilliam Business Centre, 26/27 Upper Pembroke Street, Dublin 2 ("JAVA");

(each a "Party" and together the "Parties").

RECITALS

(A)	The Sponsor is concerned with the diagnosis, treatment and prevention of disease and clinical research for the improvement of healthcare. JAVA is in the business of providing research services; and

(B)	The Sponsor and JAVA desire to enter into this Agreement to provide the terms and conditions upon which the Sponsor may engage JAVA from time-to-time to provide research services for individual projects by executing individual Work Orders (as defined below) specifying the details of the services and the related terms and conditions.

NOW, IT IS HEREBY AGREED AS FOLLOWS in consideration of the mutual covenants contained herein:

1.	DEFINITIONS

1.1.	"Applicable Laws" shall mean all laws, rules and regulations including without limitation, Good Clinical Practice (“GCP”) that are applicable to the performance by JAVA of the Services under this Agreement.

1.2.	"Change Order" shall have the meaning given to the term in Clause 2.3.

1.3.	"Claims" shall mean all and any claims (whether successful or otherwise), loss, liability, damages and expenses, including reasonable attorneys' fees and expenses and legal costs.

1.4.	"Confidential Information" shall mean all confidential and proprietary information, including without limitation, inventions, specifications, designs, know-how, trade secrets, inventions (including patent applications covering such inventions), data, information, and any improvements, modifications, derivations, or compilations thereto that is owned, licensed by or controlled by the disclosing Party; provided however, that Confidential Information shall not include any information which is:

1.4.1.	already known to the receiving Party at the time of disclosure, as evidenced by such Party's written records, provided such information was not obtained directly or indirectly by the receiving Party from the disclosing Party pursuant to a confidentiality agreement;

1.4.2.	publicly known prior to or after disclosure, through no default of the receiving Party;

1.4.3.	disclosed in good faith to the receiving party by a third party, lawfully and contractually entitled to make such disclosure; or

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1.4.4.	is independently discovered without the aid or application of the Confidential Information as shall be evidenced by the written records of the receiving Party.

1.5.	"Effective Date" shall mean the date of this Agreement.

1.6.	“GCP” shall mean the ICH Harmonised Tripartite Guidelines for Good Clinical Practice, and any subsequent versions thereof.

1.7.	"Intellectual Property Rights" shall mean all patents, patent applications, copyrights, copyright applications, trademarks, trade secrets, know-how and other intellectual property rights.

1.8.	"Materials" shall have the meaning given to the term in Clause 3.1.

1.9.	"Project" shall have the meaning given to the term in Clause 2.1.1.

1.10.	"Services" shall have the meaning given to the term in Clause 2.2.2.

1.11.	"Term" shall have the meaning given to the term in Clause 12.1.

1.12.	"Work Orders" shall have the meaning given to the term in Clause 2.2.1.

2.	SCOPE OF THE AGREEMENT, WORK ORDERS AND CHANGE ORDERS

2.1.	Scope of Agreement and Performance of the Services

2.1.1.	This Master Agreement allows the Parties to contract for multiple projects and other services requested by the Sponsor and agreed by JAVA (each a "Project") through the issuance of multiple Work Orders in accordance with the terms of this Agreement.

2.2.	Work Orders

2.2.1.	The specific details of each Project under this Agreement shall be separately negotiated and agreed by the Parties and specified in writing in substantially the form attached hereto in Appendix 1 (each a "Work Order").

2.2.2.	Each Work Order will include details of the services to be provided by JAVA (“Services”), scope of work, timelines, budget and payment schedule.

2.2.3.	Each Work Order, upon execution, shall be incorporated into this Agreement and shall be subject to all of the terms and conditions of this Agreement, in addition to the specific details set forth in the Work Order.

2.2.4.	To the extent any terms or provisions of a Work Order conflict with the terms and provisions of this Agreement, the terms and provisions of this Agreement shall prevail, except to the extent that the applicable Work Order expressly and specifically states an intent to supersede the Agreement on a specific matter and such Work Order is signed by both Parties.

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2.3.	Change Orders

2.3.1	Any material change in the details of a Work Order, or the assumptions upon which the Work Order is based, shall require written amendment to the Work Order in substantially the form attached hereto in Appendix 2 (a "Change Order").

2.3.2	Each Change Order shall detail the requested changes to the applicable task, responsibility, duty, budget, timeline or other matter.

2.3.3	The Change Order will become effective upon the execution of the Change Order by both Parties.

2.3.4	Both Parties agree to act in good faith and promptly when considering a Change Order requested by the other Party.

2.4	Services

2.4.1	JAVA shall perform the Services in good faith, with due care and skill, in accordance with the terms of this Agreement, the reasonable instructions of the Sponsor, and with all Applicable Laws.

2.4.2	The Sponsor agrees to cooperate with JAVA and provide JAVA with such information and assistance as JAVA may reasonably require in order to enable or facilitate JAVA duly and punctually to comply with its obligations under this Agreement and each Work Order.

2.4.3	Except as expressly stated in this Agreement, all warranties, conditions and terms, whether express or implied by statute, common law or otherwise (including but not limited to fitness for purpose and suitability) are hereby excluded to the extent permitted by law.

3.	MATERIALS

3.1	The Sponsor shall provide JAVA with materials required for the purpose of performing the Projects (the "Materials").

3.2	JAVA undertakes that it shall not:

3.2.1	use the Materials other than for the purpose of performing the Projects;

3.2.2	make the Materials available to any third party;

3.2.3	allow access to the Materials by any of its employees or students except those who are directly involved in performing the Projects;

3.2.4	make any commercial use of the Materials or any composition made using the Materials; or

3.2.5	analyse or otherwise attempt to determine the composition of the Materials.

3.3	The Sponsor warrants that all Materials shall be fit for purpose as envisaged by this Agreement and that all such Materials may be lawfully used in conducting the Services.

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3.4	Upon termination of the Agreement, any unused Materials shall, at the Sponsor's option, either be destroyed by JAVA or returned to the Sponsor, at the Sponsor’s expense.

4.	PAYMENT OF FEES AND EXPENSES

4.1.	The fees to be charged by JAVA for each Project performed hereunder (the "Service Fees") shall be set out in the relevant Work Order.

4.2.	In consideration of the supply of Services for each Project, the Sponsor shall pay JAVA the Services Fees and reasonable and necessary vouched expenses incurred in the performance of the Services as set out in the Work Order on the following basis:

4.2.1.	the Service Fees and the total cost of each Project and an estimate of the total expenses to be incurred in relation thereto (the "Total Project Cost") shall be set out in the relevant Work Order; and

4.2.2.	in no event shall the Sponsor be required to pay any amount exceeding the Total Project Cost unless otherwise agreed in writing by both Parties by Change Order(s) (as specified in Clause 2.3 above).

4.2.3.	Invoices for fees and expenses shall be issued on a monthly basis and Sponsor shall pay each invoice within 30 days of receipt.

4.3.	All sums referred to in each Work Order shall be exclusive of Value Added Tax (VAT). The Sponsor shall pay all VAT at the rate and in the manner prescribed by law from time to time.

5.	PERSONNEL

5.1.	JAVA shall be responsible for ensuring that all personnel which it assigns to each Project are fully qualified by education, training and experience to perform their respective obligations under this Agreement and the relevant Work Order ("JAVA Personnel").

5.2.	JAVA shall remain fully liable for the performance by all JAVA Personnel of JAVA’s obligations hereunder.

5.3.	The Sponsor shall be responsible for ensuring that all personnel which it assigns to each Project (“Sponsor Personnel") are fully qualified by education, training and experience to perform their respective obligations under this Agreement and the relevant Work Order.

5.4.	The Sponsor shall remain fully liable for the performance by all Sponsor Personnel of the Sponsor’s obligations hereunder.

6.	CONFIDENTIAL INFORMATION/ANNOUNCEMENTS

6.1.	During the Term and for a period of 7 (seven) years thereafter, each Party undertakes to maintain as confidential all Confidential Information disclosed by the other Party to it (the “Confidential Information") before or after the date of this Agreement.

6.2.	Each Party shall not without the other Party’s prior written consent:

6.2.1.	use the Confidential Information for any purpose other than the proper performance of the Services; or

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6.2.2.	disclose the Confidential Information to any other person, save those employees, representatives and agents as may be strictly necessary in order to perform the Services, and provided that JAVA first ensures that such person is under a duty of confidentiality to JAVA to protect the Sponsor’s Confidential Information on no less onerous terms than as set out in this Clause 6.

6.3.	Notwithstanding the provisions of this Clause 6, Confidential Information may be disclosed to the extent required by law or as ordered by a court or other regulatory body having competent jurisdiction, provided that if a Party becomes legally required to disclose any Confidential Information hereunder, the receiving Party shall give the disclosing Party prompt notice of such requirement to enable the disclosing Party to seek a protective order or other appropriate remedy concerning any such disclosure. The receiving Party shall fully co-operate with the disclosing Party in connection with the disclosing Party’s efforts to obtain any such order or other remedy. If any such order or other remedy does not fully preclude disclosure, the receiving Party shall make such disclosure only to the extent that such disclosure is legally required. JAVA acknowledges that Sponsor is a publicly traded corporation and is subject to certain reporting obligations under any applicable laws, and hence JAVA agrees Sponsor has a right to make such publications as required under any such applicable laws.

6.4.	JAVA agrees to maintain, as strictly confidential the subject matter of this Agreement and the fact that the Parties have entered into this Agreement.

6.5.	Upon termination or expiration of this Agreement, JAVA shall promptly return, or at the Sponsor's request, destroy all of the Sponsor's Confidential Information.

6.6.	Each Party shall be entitled to provide a copy of this Agreement (and any related documents) to a potential third-party acquirer, investor, or other commercialisation partner, provided that the relevant third party has entered into a confidentiality agreement with the disclosing Party on terms equivalent hereto.

6.7.	In relation to all personal data (as defined in the Data Protection Acts 1988 and 2003 as amended), the Parties shall at all times comply with the Data Protection Acts 1988 and 2003 as amended, and the Parties shall only undertake processing of personal data reasonably required in connection with the Services and in compliance with law.

6.8.	JAVA acknowledges that information provided by it to the Sponsor may be the subject of a request under the Freedom of Information Act, 1997 (“FOI”), as amended. If a request is made under FOI, the Sponsor shall give JAVA prompt notice of such request to enable JAVA to seek a protective order or other appropriate remedy concerning any such disclosure. The Sponsor shall fully co-operate with JAVA in connection with JAVA's efforts to obtain any such order or other remedy. If any such order or other remedy does not fully preclude disclosure, the Sponsor shall make such disclosure only to the extent that such disclosure is legally required.

7.	PROJECT RESULTS, INTELLECTUAL PROPERTY RIGHTS AND REPORTS

7.1.	JAVA agrees that:

7.1.1.	all data, materials and reports, and all rights therein (the "Project Results"); and

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7.1.2.	all Intellectual Property Rights (the "Project IP");

conceived, created, developed and or otherwise invented as a result of performing the Services shall be owned exclusively by the Sponsor.

7.2.	JAVA shall assign to the Sponsor all right, title and interest in and to all Project Results and Project IP and further agrees to execute all such documents, make such applications, give such assistance and do such acts and things as may be necessary or desirable to vest in and register or obtain letters patent in the name of the Sponsor and otherwise to protect and maintain such Project Results and Project IP.

7.3.	JAVA shall promptly disclose all Project Results and Project IP to the Sponsor and provide copies of all documents relating to same to the Sponsor at its request at any time during or after the Term.

7.4.	JAVA has informed the Sponsor that JAVA possesses certain processes, know-how, trade secrets and other intellectual assets relating to applicable processing, laboratory analyses, analytical methods, procedures and techniques, computer technical expertise and software which have been developed by JAVA prior to the Effective Date and which the Sponsor understands are applied and utilised by JAVA on an ongoing basis in providing services to clients (collectively "JAVA Property"). JAVA and the Sponsor agree that the JAVA Property or any improvements relating to the JAVA Property developed by JAVA pursuant to this Agreement shall be owned exclusively by JAVA.

7.5.	Subject to Clause 11, JAVA shall not, without the prior written consent of the Sponsor, disclose or publish any Project Results or Project IP, or use any Project Results or Project IP for any purpose other than to perform its obligations hereunder.

7.6.	Reports and Record Retention

7.6.1.	JAVA will provide reports in writing on the Services performed (each a "Report") on a regular basis.

7.6.2.	If for any reason any Report is not to the satisfaction of the Sponsor acting reasonably, JAVA shall re-produce such Report to the satisfaction of the Sponsor.

7.6.3.	JAVA shall maintain all books, records, data, reports, pictures and other documents (both in electronic and paper form) relating to the Services (the "Records") for the maximum period required by law (the "Retention Period"). The Parties agree that all Records shall constitute Sponsor Confidential Information and the provisions of Clause 6 (Confidentiality) shall apply to all such Records. Upon expiry of the Retention Period, JAVA shall provide all original Records (both in electronic and paper form), and all copies thereof, to the Sponsor.

8.	SOPS/REGULATORY INSPECTIONS

8.1.	Upon the written request of the Sponsor, JAVA shall provide the Sponsor with a list of all of JAVA's standard operating procedures ("SOPs") relevant to the Services to be performed by JAVA hereunder.

8.2.	At any time during the Term, JAVA shall allow the Sponsor to review all such SOPs, including any updates thereof, on JAVA's premises.

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8.3.	If any regulatory agency requests to inspect any books, records, or facilities of JAVA, relating to the Services, JAVA shall immediately notify the Sponsor (within 1 business day) and shall promptly notify the Sponsor of the outcome of any such inspection within 5 business days of such outcome becoming known to Service Provider.

9.	REPRESENTATIONS, WARRANTIES AND COVENANTS

9.1.	JAVA represents and warrants to the Sponsor that the performance by JAVA of its obligations hereunder are not inconsistent with and will not breach any third-party obligations.

9.2.	JAVA covenants that it shall have agreements in place with all servants and agents, that impose confidentiality obligations on such servants and agents, vest in JAVA any rights such servants and agents might otherwise have in any Project Results or Project IP, permit JAVA to assign all such rights to the Sponsor, and otherwise enable JAVA to comply with the terms of this Agreement and any Work Order hereunder, including without limitation any timeline set out therein.

10.	INDEMNIFICATION/LIABILITY

10.1.	The Sponsor shall indemnify and hold harmless JAVA and its employees, agents, officers and directors from and against any Claims incurred or sustained by JAVA arising out of the Services performed under this Agreement, except to the extent such Claims arise out of, or are connected with any:

10.1.1.	breach of any representation, covenant, warranty or obligation by JAVA under this Agreement; or

10.1.2.	negligent act or omission or wilful misconduct on the part of JAVA or any of its agents or employees in the performance of this Agreement.

10.2.	JAVA shall indemnify and hold harmless the Sponsor and their respective employees, agents, officers and directors from and against any Claims incurred or sustained by the Sponsor arising out of or in connection with any:

10.2.1.	breach of any representation, covenant, warranty or obligation by JAVA under this Agreement; or

10.2.2.	negligent act or omission or wilful misconduct on the part of JAVA or any of its respective employees, agents, officers and directors in the performance of this Agreement.

10.3.	The Party seeking an indemnity shall:

10.3.1.	fully and promptly notify the other Party of any claim or proceedings, or threatened claim or proceedings;

10.3.2.	permit the indemnifying Party to take full control of such claim or proceedings, with counsel of the indemnifying Party's choice, provided that the indemnifying Party shall reasonably and regularly consult with the Party seeking to be indemnified in relation to the progress and status of such claim or proceedings;

10.3.3.	co-operate in the investigation and defence of such claim or proceedings; and

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10.3.4.	take all reasonable steps to mitigate any loss or liability in respect of any such claim or proceedings.

Neither the indemnifying Party nor the Party seeking to be indemnified shall acknowledge the validity of, compromise or otherwise settle any Claim without the prior written consent of the other, which shall not be unreasonably withheld.

The Parties agree that the aggregate liability of either party to the other party under or in connection with this Agreement shall in no event exceed the total Service Fees paid by the Sponsor to JAVA under this Agreement, provided however, that this limitation to each other shall not apply to the indemenities set forth in 10.1 and 10.2 hereunder .

10.4.	NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, THE SPONSOR AND JAVA SHALL NOT BE LIABLE TO THE OTHER BY REASON OF ANY REPRESENTATION OR WARRANTY, CONDITION OR OTHER TERM OR ANY DUTY OF COMMON LAW, OR UNDER THE EXPRESS TERMS OF THIS AGREEMENT, FOR ANY CONSEQUENTIAL, SPECIAL OR INCIDENTAL OR PUNITIVE LOSS OR DAMAGE (WHETHER FOR LOSS OF CURRENT OR FUTURE PROFITS, LOSS OF ENTERPRISE VALUE OR OTHERWISE) AND WHETHER OCCASIONED BY THE NEGLIGENCE OF THE RESPECTIVE PARTIES, THEIR EMPLOYEES OR AGENTS OR OTHERWISE.

10.5.	Nothing in this Agreement shall limit the liability of either Party for fraud, or limit the liability of either Party to any third party under applicable laws where any act or omission of either Party results in death or personal injury.

10.6.	Insurance

JAVA shall furnish certificates of insurance evidencing the required insurance policies to the Sponsor as soon as practicable after the Effective Date and within 30 days after renewal of such policies.

11.	PUBLICATION

11.1.	It is acknowledged and agreed by JAVA that:

11.1.1.	publication of the Project Results and/or Project IP in whole or in part shall be within the sole and absolute discretion of the Sponsor;

11.1.2.	JAVA shall not publish or refer to any Project Results and/or Project IP, in whole or in part, without the prior written consent of the Sponsor; and

11.1.3.	JAVA will not use the Sponsor’s name in connection with any publication or promotion without the Sponsor’s prior written consent.

11.2.	In the event that such consent is given, prior to publication or communication of any Project Results and/or Project IP by JAVA, JAVA shall provide to the Sponsor, for its review and comment, a copy of the relevant abstract, presentation, or paper 30 days before such abstract, presentation, or paper is submitted for publication.

11.3.	No release of such abstract, presentation, or paper shall be permitted without the prior written consent of the Sponsor.

11.4.	The provisions of this Clause 11 also apply to any amendments that are subsequently requested by referees or journal editors.

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12.	TERM and TERMINATION

12.1.	This Agreement shall commence on the Effective Date and shall continue until terminated by either Party in accordance with this Clause 12 (the "Term").

12.2.	This Agreement or any Work Order may be terminated without cause by either Party at any time during the term of the Agreement on sixty (60) days prior written notice to the other Party. The written termination shall identify whether this Agreement or a specific Work Order or Work Orders are being terminated.

12.3.	In addition to the rights of termination provided for elsewhere in this Agreement, each Party shall be entitled forthwith to terminate this Agreement by written notice to the other Party if:

12.3.1.	either Party commits any material breach of any provisions of this Agreement, and in the case of a breach capable of remedy, fails to cure the same within 30 days after receipt of a written notice giving full particulars of the breach and requiring it to be cured; or

12.3.2.	either Party goes into liquidation (except for the purposes of amalgamation or reconstruction and in such manner that the company resulting therefrom effectively agrees to be bound by or assume the obligations imposed on such party under this Agreement); or

12.3.3.	an encumbrancer takes possession or a receiver is appointed over any of the property or assets of either Party; or

12.3.4.	a Party becomes unable to pay its debts as and when they fall due or is deemed to be unable to pay its debts as they fall due; or

12.3.5.	any proceedings are filed or commenced by any Party under bankruptcy, insolvency or debtor relief laws.

12.4.	Upon receipt of a termination notice from the Sponsor, JAVA shall cease performing any work not necessary for the orderly close out of the affected Projects or for the fulfilment of regulatory requirements.

12.5.	In the event of termination of this Agreement or any Work Order, each Party will co-operate in good faith with the other Party to wind-down and terminate or transition, at Sponsors discretion, to another service provider, any Services then in progress that are affected by such termination and will perform such additional acts as are reasonably necessary in order to effect such wind-down or transition of the Services. JAVA will provide to SPONSOR within forty-five (45) days following any Work Order termination date, an accounting for all Services performed together with reasonable supporting documentation. SPONSOR will promptly review such accounting and will notify JAVA in writing of its approval or will notify CRO of any disputed amounts. SPONSOR will pay CRO within 30 days after receipt of the approved accounting or upon mutual agreement of the final amount due for: (1) all unpaid and undisputed amounts for Services rendered and expenditures made by JAVA in accordance with this Agreement and the applicable Work Order prior to the Termination Date; and (2) expenses resulting from reasonable non-cancellable obligations that JAVA properly incurred for the Services in accordance with a Work Order prior to receipt of notice of termination and which JAVA used commercially reasonable efforts to cancel after receipt of notice of termination.

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12.6.	Upon the termination of this Agreement or any Work Order, JAVA shall deliver to the Sponsor all Confidential Information and Materials provided by the Sponsor to JAVA for the conduct of Services under the terminated Work Orders, and JAVA shall also deliver to the Sponsor all Project IP, Project Results and any other data, information and documentation produced as the result of Services performed by JAVA under the terminated Work Orders.

13.	MISCELLANEOUS

13.1.	This Agreement shall be governed by and construed in accordance with Irish laws and, subject to Clauses 13.2 and 13.3, the Parties submit to the exclusive jurisdiction of the Irish courts.

13.2.	Resolution of Disputes: The Parties shall attempt in good faith to resolve promptly any dispute arising out of or relating to this Agreement by negotiation. If the matter cannot be resolved in the normal course of business either Party may give the other Party written notice of any such dispute not resolved, after which the dispute shall be referred to more senior executives of both Parties, who shall likewise attempt to resolve the dispute.

13.3.	If the Parties cannot resolve the dispute or difference by referral to a senior representative of each Party, then within 15 days from the date of such meeting of the senior representatives, the matter shall be referred to a mediator to be agreed upon by Parties or, failing such agreement, shall be appointed on the application of either one of the Parties to the President of the Law Society of England and Wales. The Parties shall use reasonable efforts to resolve any dispute by mediation for a period of 60 days.

13.4.	No waiver of any right under this Agreement shall be deemed effective unless contained in a written document signed by the Party charged with such waiver, and no waiver of any breach or failure to perform shall be deemed to be a waiver of any future breach or failure to perform or of any other right arising under this Agreement.

13.5.	Neither Party to this Agreement shall be liable for delay or failure in the performance of any of its obligations hereunder to the extent such delay or failure results from causes beyond its reasonable control, including, without limitation, acts of God, fires, strikes, acts of war, or intervention of a government authority ("Force Majeure"), but any such delay or failure shall be remedied by such Party as soon as practicable.

13.6.	JAVA shall not subcontract with a third party to perform the Services without the prior written consent of the Sponsor.

13.7.	JAVA shall not be entitled to assign this Agreement to a third party, without the prior written consent of the Sponsor, which shall not be unreasonably withheld.

13.8.	This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

13.9.	Nothing contained in this Agreement is intended or is to be construed to constitute JAVA and the Sponsor as partners or members of a joint venture. None of the Parties hereto shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any contract, agreement or undertaking with any third party.

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13.10.	No amendment, modification or addition hereto shall be effective or binding on any Party unless set forth in writing and executed by a duly authorised representative of each of the Parties.

13.11.	Any notice to be given under this Agreement shall be sent in writing in writing by recognized courier or registered mail to each of the Parties stated in this Agreement, in the Sponsor’s case to to Mr. Simcha Rock, Kitov Pharmaceuticals, Bet Hadfus 11 Jerusalem, or to such other address(es) as may from time to time be notified by any of the Parties, in the Sponsor’s case by the office of Corporate and Legal Affairs, to the others hereunder.

13.12.	Any notice sent by overnight courier or registered mail shall be deemed to have been delivered upon receipt by the addressee.

13.13.	If any provision in this Agreement is agreed by the Parties to be, or is deemed to be, or becomes invalid, illegal, void or unenforceable under any law that is applicable hereto:-

13.13.1.	such provision will be deemed to be deleted, and the Parties shall promptly meet and negotiate in good faith a valid and enforceable replacement for the severed provision which replacement shall be designed to achieve as nearly as possible the same commercial objective as the original; and

13.13.2.	the validity, legality and enforceability of the remaining provisions of this Agreement shall not be impaired or affected in any way.

13.14.	This Agreement sets forth all of the agreements and understandings between the Parties with respect to the subject matter hereof, and supersedes and terminates all prior agreements and understandings between the Parties with respect to the subject matter hereof.

13.15.	At the request of any of the Parties, the other Party shall (and shall use reasonable efforts to procure that any other necessary third parties shall) execute and do all such documents, acts and things as may reasonably be required subsequent to the signing of this Agreement for assuring to or vesting in the requesting Party the full benefit of the terms hereof.

13.16.	The provisions of Clauses 1, 6, 7, 9, 10, 11, 12, and 13 shall survive the termination of this Agreement or any Work Order.

13.17.	This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute this Agreement.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement.

SIGNED by	/s/ Simcha Rock

Chief Financial Officer

for and on behalf of

KITOV PHARMACEUTICALS LTD (“Kitov”)

DATE: February 9, 2014

SIGNED by	/s/ Ruth Nullen

(Managing Director)

for and on behalf of

JAVA CLINICAL RESEARCH LIMITED

DATE: February 6, 2014

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APPENDIX 1

WORK ORDER NO 1

This WORK ORDER dated as of the date of last signature below

BETWEEN

(1)	Kitov Pharmaceuticals Limited (“Kitov”) Company incorporated in Israel whose registered address and principal place of business is at, 11 Bet Hadfus Street, Jerusalem, Israel.

("Sponsor"); and

(2)	JAVA CLINICAL RESEARCH LIMITED, a company incorporated in Ireland, registered number 311398, with registered office address 2 Grand Canal Square, Dublin 2, whose principal place of business is at Fitzwilliam Business Centre, 26/27 Upper Pembroke Street, Dublin 2 ("JAVA")

WHEREAS

A.	The Sponsor and JAVA are bound by the terms of the Master Services Agreement dated 04 February 2014 between the Sponsor and JAVA (the "Master Services Agreement").

The Sponsor and JAVA wish to set out the specific details of services to be provided by JAVA in respect of A Prospective Randomized Placebo Controlled Study to Evaluate the Effect of Celecoxib on the Efficacy and Safety of Amlodipine in Subjects with Hypertension Requiring Antihypertensive Therapy

(the "Project").

THE PARTIES NOW HEREBY AGREE AS FOLLOWS:

1.	JAVA shall provide the services as outlined in Schedule 2 hereto (the "Services") in accordance with the timelines set out in Schedule 3 hereto and the terms and conditions of the Master Services Agreement together with the additional provisions as set out in the following Schedules:

Schedule 1 Scope of Services

Schedule 2 Timelines

Schedule 3 Budget and Payment Schedule

Schedule 4 Personnel / Contacts for Notices and Payments

Schedule 5 Protocol

2.	This Work Order has an effective date as of the last date of signature and will remain valid until completion of Services described herein and when the Sponsor has paid the final invoice in accordance with the terms of the Master Services Agreement, unless otherwise terminated in accordance with the provisions of Clause 12 of the Master Services Agreement.

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SIGNED BY

KITOV PHARMACEUTICALS LIMITED

Signature:  /s/ Simcha Rock

By:        Simcha Rock

(Print Name)

Title:           Chief Financial Officer

Date:          February 9, 2014

JAVA CLINICAL RESEARCH LIMITED

Signature:   /s/ Ruth Nullen

By:        Ruth Nullen

(Print Name)

Title: Managing Directoe

Date:     February 6, 2014

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SCHEDULE 1: SCOPE OF SERVICES

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Study Title: A Prospective Randomized Placebo Controlled Study to Evaluate the Effect of Celecoxib on the Efficacy and Safety of Amlodipine in Subjects with Hypertension Requiring Antihypertensive Therapy

PROTOCOL NO.: K-302-03-01

Proposed Allocation of Sponsor - Java- Duties and Functions

04 February 2014

I.	Regulatory and Ethics

II.	Investigator Relations

III.	IMP Supplies

IV.	Study Documentation

V.	Relationship between Sponsor& Java

VI.	Relationship with other subcontractors

VII.	Monitor Activities of Clinical Sites

VIII.	Medical and coherence review of the CRF following retrieval from the site

IX.	Serious Adverse Events follow up and reporting

X.	Data entry, Data Management & Coding

XI.	Statistical Analysis

XII.	Clinical Study Report

XIII.	XIV Medical Monitoring

XIV.	Quality Assurance

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table of responsibilities: E = Execute; A = Assist; R = Review

* = Subcontracted by Java to a third party Vendor

# = Subcontracted by SPONSOR to a third party Vendor

	Sponsor	JAVA
I Regulatory & Ethics
1. Provision of all supporting IMP documentation for CTA submission to IMB and MHRA.	E	R
2. Completion of EudraCT Form, compilation of supporting documents (on receipt from relevant parties) into required electronic format for submission of Clinical Trial Application to IMB and MHRA, plus submission of responses to any queries raised during review period		E
3. Submission of CTA to National Ethics Committees in Republic and Northern Ireland plus submission of responses to any queries raised during review period		E
4. Providing Sponsor with the final answer given by IMB. MHRA and Ethics Committees		E
II Investigator Relations
A. Selection
1. Definition of investigator selection criteria	E
2. Proposal of potential investigators and national coordinator		E
3. Organization of site assessment visits to evaluate the interest and suitability of the centers to participate in the study.		E
4. Approval of selected investigators	A	E
5. Organization of pre-trial visits with all investigators to evaluate the capability of the centers to recruit patients within the time frame, advise them of the study requirement and procedures in preparation for Site Initiation		E

18

	Sponsor	JAVA
B Investigator fees
1. Proposal of investigator fees and payment schedule for each involved country	A	E
2. Proposal and negotiation of the fees to the investigators		E
3. Approval of final investigator fees	E
4. Management of payment of investigator fees and issue of invoices to Sponsor		E
C. Agreement with investigators/institutions
1. Issue of Confidentiality Agreements to be signed by investigators		E
2. Identification of all the agreements to be obtained before study start	A	E
3. Drawing up of all agreements	A	E
4. Submission of the agreements to the investigators/institutions for approval and signature		E
5. Signature of the agreements	E	A
6. Collection of specific FDA documentation requirements such as 1572 forms as requested by Sponsor	R	E
III IMP Supplies

A. Randomization/allocation of treatments
1. Programming, development of a randomisation list	E#
2. Issue of decoding envelopes to be sent to investigators for decoding in case of medical emergency	E#
3. Allocation of treatments through a Central Randomisation system	E#
4. Shipment of initial treatment blocks of IMP to site	E#
5. Approval of additional reorders form sitesite	R	E
6. Shipment of additional reorders to site	E#

19

	Sponsor	JAVA
B. Management of trial drug supplies
1. Manufacturing of drug supplies (or subcontracting)	E#
2. Management of subcontracting for packaging, labeling and shipment to sites	E#
3. Validation of labeling regarding administrative and regulatory procedure in each involved country		E
4. Submission of import license when applicable	E#
5. Management of all customs issues	E#
6. Forwarding of required regulatory documentation to Sponsor for allowing the shipment of clinical supplies to each site		E
C. Retrieval and disposal of study drug
1. Manage retrieval of study drug from each site	E#	E
2. Manage destruction of study drug.	E#
3. Perform a reconciliation of all drugs supplied and returned to Sponsor	E#	E
IV Study documentation
A. Drawing up study documents
1. Final protocol	E
2. Patient Information Leaflet and Informed Consent Form development	R	E
3. Approval of Patient Information Leaflet and Informed Consent Form	E
4. eCRF development	R	E*
5. Approval of eCRF	E
6. Printing of CRFs, if applicable	N/A	N/A
7. Monitoring Guidelines and their update	R	E
8. Approval of Monitoring Guidelines	E
9. Laboratory Operating Manual development		E*
10. Approval of Laboratory Operating Manual	E
11. ABPM Manuals development and approval	E#	R

20

	Sponsor	JAVA
B. Filing and archiving of study document
1. Preparation of the Investigator’s Trial Files		E
2. Filing of all original administrative study documents according to mutually agreed SOP (Trial Master File)		E
3. Provide Sponsor on an ongoing basis with:
- CRO personnel CVs and Allocation of duties and functions form		E
- Regulatory filing of declaration and any correspondence or contact with Regulatory Authorities		E
- Approval letters or acknowledgement letters of Regulatory Authorities		E
- Approval letters and any correspondence with Ethics committees		E
- Protocol signature page signed by Sponsor and the investigators		E
- Trial and Financial Agreements with Sponsor signed by the investigators		E
- CVs from site personnel and Trial Site Signature forms		E
-1572 form and any other FDA documents required by the Sponsor		E
4. Ensure that patients' names and addresses are masked prior to returning documents to Sponsor but assure that the documents are still identifiable with protocol number, patient's initials and number		E
5. Assure the maintenance and archiving at the trial sites of the Investigators’ Trial Files and CRFs		E
6. Provide all original documents of the Trial Master File upon request of Sponsor, after database closure		E
V Relationship between Sponsor and Java
A. CRO clinical team
1. Assignment of a clinical team dedicated to the study		E
2. Regular contacts (teleconference), , between Java and Sponsor representatives; initially weekly then frequency will depend on the ongoing issues to be discussed	A	E

21

	Sponsor	JAVA
B. Reporting
1. Preparation and forwarding every week to Sponsor of a study report concerning the status of patients per site : number of patients included, dropped out, randomised, treatment ongoing, completed, recruitment rate (% included/to be included)		E
2. Preparation and forwarding every two months to Sponsor of a report concerning the activities in terms of patient visits to allow payments of fees		E
3. Monthly report of monitoring activities: type and date of visit, report date, problems, actions taken		E
4. CRF tracking per centre: CRF visits monitored, laboratory results monitored, deviations to protocol, quality of the data, number of SAEs will be included in each monitoring report.		E
VI Relationship with the Central Laboratory Negotiation and signature of agreement with central laboratory		E*
A. Proposal of a central laboratory for
1. Biochemistry & Haematology Profile
2. Urine Drug Screen
3. Urinalysis & Pregnancy		E*
4. Alcohol Detection

B. Preparation of
1. Investigator Laboratory Manual
2. Multi Part Laboratory Reports		E*
Tailor made request forms & patient labelling

C. Collection of specimens	E*
1. Logistics and transportation in accordance with ADR regulations under temperature controlled conditions (ambient, +4°C or -20°C).
2. Analysis of specimens as required during normal working hours.

22

	Sponsor	JAVA
D. Reporting Procedures
1. Authorized report on the results from each patient specimen.
2. Expert medical pathologist support where result interpretation and clinical advice is required.		E*
3. Post Analysis Storage of Sampl

E. Disposing of samples
1. OpenLabs Web Browser enabling Secure
Access to Patient Results over the Internet
2. Full Extraction of results for all sample post analysis as per client request.		E*
3. Resolution of queries in a timely manner,queries relating to sample requests
1.
VII – Monitor activities on clinical sites
A. Pre-Initiation and Site Initiation Visits
1. Performing site assessment visits		E
2. Performing pre-study visits		E
3. Performing all the site initiation visits as soon as possible after obtaining all required regulatory documents		E
4. Assure that all critical points of the study including scientific, administrative and logistic matters are well understood by all members of the study team prior to enrollment of the first patient at a site		E
5. Check that all study documents and/or material such as eCRF manual, investigator study file, investigator operating manual have been forwarded to the investigator prior to the Site Initiation Visit or handed over during the visit		E
6. Retrieval of any outstanding essential study documents to be signed by the investigator at the latest (if not, study drugs cannot be released and the investigator is not allowed to include patients)		E

23

	Sponsor	JAVA
7. Management of all regulatory and logistical matters with the study pharmacist, if applicable		E
B. Patient selection and recruitment
1. Monitor patient recruitment at the sites in order to ensure the target number of patients, as defined in the protocol and in accordance with the the planned study timelines, is met		E
2. Decision to increase the number of sites, if needed	E
C. Monitoring
1. Allocation of internal experienced CRAs to monitor the study		E
2. Performing all monitoring activities related to the study, including investigators’ site monitoring according to Monitoring Guidelines and agreed SOPs. The rate of monitoring visits will be defined in the Monitoring Plan.		E
3. Monitoring of pharmacy where applicable		E
4. Detection and report to Sponsor potential problems as well as possible proposed actions to be discussed with the Sponsor		E
5. Verification of source documents for 100% of randomised patients for the key-criteria (inclusion/exclusion criteria, primary endpoint assessments, AEs (serious and non-serious), drug dispensing record and informed consent forms, reason for premature termination)		E
6. The monitor will ensure site personnel address all corrections/ discrepancies on the eCRF pages during, or following each monitoring visit. The monitor will also ensure site addresses data queries when generated by CROSNT, as per CROSNT’s query handling procedure		E
7. Review of biological results filing and their masking		E
8. Check of maintenance and update of the investigatorss trial files at routine monitoring visits		E

24

	Sponsor	JAVA
9. Completion of a visit report form and forwarding to Sponsor within 10 working days after each visit (site assessment, pre-study, site initiation, monitoring, close-out)		E
10. Co-monitoring visits with the CRO at investigator’s site according to a mutually agreed rhythm described in the Monitoring Plan	E
D. Drug accountability
1. Check of 100% study drug accountability and storage conditions		E
2. Check that the product is dispensed in conformity with the centralized allocation procedure		E
3. Check that Drug Dispensing and Accountability Forms are complete and accurate		E
E. Study closure
1. Perform close-out visit to the sites on Sponsor’s instruction		E
2. Check that essential documents are archived properly on site		E
3. Collect all unused study materials		E
VIII Medical and coherence review of the eCRF following retrieval from the site
1. Medical review in order to ensure validity and consistency of the information contained within the CRFs, specifically: past medical history, inclusion/exclusion criteria, concomitant illnesses, forbidden treatments, clinical examination and vital signs, follow-up of adverse events, follow-up of serious adverse events (hospital report...), ancillary examinations.	E
IX Serious Adverse Events follow up and reporting
1. Provide investigator sites with SAE forms	R	E*
2. Monitoring and collection of Serious Adverse Events follow-up and additional documentation such as discharge reports		E
3. Eudravigilance registration		E*
4. Responsible Person for Eudravigilance		E*
5. Safety Database		E*

25

	Sponsor	JAVA
6. Review of all Serious Adverse Events forms on an ongoing basis		E*
7. Shipment of SUSARs reports and annual safety reports to Competent Authorities		E*
8. Shipment of Development Safety Update Reports to Competent Authorities	E
9. Shipment of SUSARs reports and annual safety reports to Ethics Committees (reports provided by Sponsor)		E
X Data-Entry, Data management and Coding
A. eCRF completion
1. The monitor will check that all monitored data eCRF are entered in the eCRF database. The monitor will ensure that the Principal Investigator signs the eCRF signatory page at the end of the study once all data queries have been addressed		E
B. Data management
1. CRF Design	R	E*
2. Data Management Plan	R	E*
3. Programming and Validation of Database	R	E*
4. Programming and Validation of Consistency Checks	R	E*
5. Data Load set-up		E*
6. User acceptance testing	R	E*
7. CRF/DCF Tracking and Archiving		E*
8. Lab imports		E*
9. Data Entry		E*
10. Data Cleaning		E*
11. SAE Reconciliation		E*
12. Production of Listing for Medical Review	R	E*
13. Coding		E*
14. Metrics/Tracking Report		E*
15. Documentation Archiving		E*
16. Database Lock		E*
17. Database Transfer		E*
XI Statistical analysis
1. Responsibility for statistical analysis other than ABPM	R	E*

26

	Sponsor	JAVA
2. Responsibility for statistical analysis of ABPM	E
XII Clinical study report
Clinical Study Report (excluding ABPM)	R	E*
XIII Medical Monitoring
Primary contact for all medical queries	E
XIV Quality Assurance
1 Issue of audit plans for the trial.	E
2 Conduct on site QA audits	E
3 Implement corrective actions and follow up with sites		E

SCHEDULE 2-: TIMELINES

The Work Order is based on the following proposed timelines and is is dependent that all supporting documentation for CTA submissions to The IMB and MHRA are available week commencing 24th February.

Project Preparation	January- April 2014
EC & CTA Approvals	May 2014
First Site Initiation Visit	May 2014
First Patient First Visit	June 2014
Last Patient Last Visit	October 2014
Data Base Lock	TBC ( based on results of interim analysis)

27

SCHEDULE 3: BUDGET AND PAYMENT SCHEDULE

28

Study Reference K-03-01

Projected Timelines:
Project Preparation	14 weeks
Study Recruitment and Conduct Period	22 weeks
Close out period	12 weeks

Indication:	Hypertension

Key Assumptions:
Number of patients to be screened	300
Number of patients to be randomised	150
Sites	10 sites Republic/Northern Ireland
Number of monitoring visits	Estimated pool of 60 monitoring site visits
Total CRF pages per patient	TBC

	RATE		EST. REQ.	ESTIMATED CHARGE
ACTIVITY	€	UNIT	Range	Range €	Comments
Project Preparation
PM project training	110.00	hour	16	1,760.00	To include protocol, CRF and SOP training
CRA project training	85.00	hour	16	1,360.00	To include protocol, CRF and SOP training
PM project preparation time	1,760.00	week	14	24,640.00	Includes site contacts/feasibility assessments to ensure all required systems are in place for study initiation, assistance with eCRF development to include advice on required CRF data fields, communication with Kitov Ltd on project related progress/issue
CRA project preparation time	1,360.00	week	14	19,040.00	Includes site contacts/feasibility, communication with Kitov Ltd, collating all study related materials required for initiation, addressing site queries and issues, preparation/customisation of Investigator Study Files and Forms, collection of essential d
CTA project preparation time	400.00	week	14	5,600.00

Preparation total				52,400.00
Regulatory and Ethics
Review and submission of CTA to IMB (including submission of responses to any queries raised during review period)	3,840.00	submission	1	3,840.00
Review and submission of CTA to MHRA (including submission of responses to any queries raised during review period)	3,840.00	submission	1	3,840.00
Submission to National Ethics Committee in Repbulic of Ireland (including submission of responses to any queries raised during review period)	2,040.00	submission	1	2,040.00
Submission to National Ethics Committee in Northern Ireland (including submission of responses to any queries	2,720.00	submission	1	2,720.00
Management of Site Specific Approvals for all sites	340.00	site	10	3,400.00

Regulatory total				15,840.00
Clinical Operations					Assuming 4 Dublin Centres: 6 Regional Centres - estimated Monitoring Visit Pool of 60 site visits
Site Qualification Visits	680.00	site	10	6,800.00
Travel time	400.00	site	6	2,400.00	Site Visit preparation time for pre study visits and monitoring
Pre-Study Visits	850.00	site	10	8,500.00	visits - 2 hours. Site Visit preparation time for SIV and
Travel time	400.00	site	6	2,400.00	close out visit - 4 hours. Site Qualification and Pre study visit duration - 4 hours.
Site Initiation Visits	1,360.00	site	10	13,600.00	SIV, monitoring and close out visit duration -
Travel time	400.00	site	6	2,400.00
Study Monitoring Visits	1,190.00	site	60	71,400.00
Travel time	400.00	site	6	2,400.00
Study Close-Out Visits	1,360.00	site	10	13,600.00
CRA Site Management	1,020.00	week	34	34,680.00	Communication/liaison with Project Manager and site personnel on study related issues, progress etc; eCRF review (only as preparation for the monitoring visit); participation in project teleconferences, when required.
Project Management	2,200.00	week	34	74,800.00	Internal management of CRAs including advice on recruitment strategies, site related issues, contingency measurement implementation etc; Communication with Kitov Ltd on project progress/study related issues; Management of Third Party Vendors; Management o
CTA study conduct	400.00	week	34	13,600.00	Assistance with compilation of return of essential dcoument for TMF, CRA travel arrangements, collation of all pass through costs and study related invoices.
Clinical Operations				246,580.00
Other Services
Clinical Laboratory Services (Estimate)
Sample Analysis				37,020.00
Central Laboratory Fee				2,700.00
Web Browser Access				FOC
Results Extraction				300.00
Sample Collection Logistics Estimate				5,000.00
Clinical Laboratory Services Subtotal				45,020.00

Data Management and Statistics
Biometrics Management				11,172.00
Data Management				42,873.50
eCRF management and hosting				64,189.25
Statistics				37,225.75
Data Management and Statistics Subtotal				155,460.50
Pharmacovigilance
Safety Database Maintenance				4,000.00
PhV Specifications				2,910.00
SAE Initial/Follow-up Report Processing				3,600.00
Expedite SUSARs reporting				108.00
Line Listing production				2,440.00
Responsible Person - Eudravigilance				6712.5
Pharmacovigilance Subtotal				19,770.50

Medical Writing
Clinical Study Report				14,252.00

Other Services Subtotal				234,503.00
8% Overhead				18,760.24
SUBTOTALS				253,263.24

GRAND TOTAL PROFESSIONAL FEES				568,083.24

Other study conduct costs
IMB CTA				1,443.00
MHRA CTA				3,982.00
Ethics Committe Fees				2,350.00
CRA Travel				23,400.00	Dublin sites 4 sites x 10 visits x €30 per visit = €1200
					Regional sites: 6 sites x 2 visits x €250 = €3000 (SQV/PS)
					Regional sites: 6 sites x 8 visits x €400 = €19,200
Courier Costs - as per receipted expenses				5,000.00	Estimate
Stationary, Printing, Photocopying for TMF, Investigator Site Files and Ethics Applications				10,000.00
Management of PI fees				9,885.00
Estimate other pass through costs				56,060.00

Proposed payment schedule
15% upfront fee at exchange of contracts				85,212.49
15% first Competent Authority approval (IMB or MHRA)				85,212.49
10% following 30 subjects randomised				56,808.32
10% following 60 subjects randomised				56,808.32
10% following 90 subjects randomised				56,808.32
10% following 120 subjects randomised				56,808.32
10% following 150 subjects randomised				56,808.32
10% DB lock				56,808.32
10% final study report				56,808.32
				568,083.24
Pass through fees
20 % upfront fee at exchange of contracts				11,212.00

Monthly based on actual expenses incurred.

29

SCHEDULE 4 -: PERSONNEL/CONTACTS FOR NOTICES

Sponsor Personnel

Country	Name	Role	Phone	Email address
Israel	Simcha Rock	CFO	+972 625 4142	simcha@kitovpharma.com

Java Personnel

Country	Name	Role	Phone	Email address
Ireland	Ruth Nallen	Managing Director	+353 1 6373903	rnallen@javacr.com

30

SCHEDULE 5 -: PROTOCOL

31